Exhibit 10.56

SECOND AMENDMENT TO THE
HOLLYFRONTIER CORPORATION
OMNIBUS INCENTIVE COMPENSATION PLAN

THIS SECOND AMENDMENT (the “Second Amendment”) to the HollyFrontier Corporation Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”), is made by HollyFrontier Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Section 7(a) of the Plan provides that the Company’s board of directors (the “Board”) or the Committee (as defined in the Plan) may amend the Plan from time to time without approval of the stockholders of the Company, except that any amendment to the Plan of which approval of the stockholders is required by any federal or state law or regulation or the rules of any stock exchange on which the shares of the Company are listed or quoted must be approved by the stockholders of the Company; and

WHEREAS, the Board has determined that it is desirable to modify the tax withholding provisions of the Plan to reflect changes allowed under Financial Accounting Standards Board Accounting Standards Codification Topic 718 to withhold taxes in amounts not to exceed the maximum statutory tax rate in each employee’s relevant tax jurisdiction.

NOW, THEREFORE, the Plan shall be amended effective as of January 1, 2017 as set forth below:

1.     Section 10(b) of the Plan is hereby deleted in its entirety and replaced by the following:

(b) Taxes. Each of the Company and any Subsidiary is authorized to withhold from any Award granted, or any payment relating to an Award under the Plan, including from a distribution of Shares, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the federal, state, foreign and/or local tax withholding obligations, including payroll tax withholding, with respect to a Participant in amounts up to the maximum statutory rate in the Participant’s relevant tax jurisdiction, as determined in the discretion of the Committee and pursuant to procedures established by the Company.

Exhibit 10.56

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

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Exhibit 10.56

IN WITNESS WHEREOF, the Company has caused the execution of this Second Amendment by its duly authorized officer.
HOLLYFRONTIER CORPORATION

By:    /s/ George J. Damiris
Name:    George J. Damiris
Title: Chief Executive Officer and President

Date: November 9, 2016